Exhibit 12.1

SECTION 906 CERTIFICATION

Date: 23 May, 2003

Securities and Exchange Commission
450 Fifth Street, N.W
Washington, D.C. 20549

Ladies and Gentlemen:

     Sir William Castell, Chief Executive, and Giles F B Kerr, Finance Director, of Amersham plc, each certify that, to the best of his knowledge:

1.	the Annual Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

2.	the information contained in the Annual Report fairly presents, in all material respects, the financial condition and results of operations of Amersham plc.

Name: Sir William Castell Chief Executive

Name: Giles F B Kerr Finance Director

A signed original of this written statement required by Section 906 has been provided to Amersham plc and will be retained by Amersham plc and furnished to the Securities and Exchange Commission or its staff upon request.